Exhibit 23.6

CONSENT OF RP® FINANCIAL, LC.

November 13, 2012

Boards of Directors
WSB Holdings, Inc.
4201 Mitchellville Road, Suite 200
Bowie, Maryland 20716

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated September 10, 2012 to the Board of Directors of WSB Holdings, Inc. (“WSB Holdings”) as Annex C to the joint proxy statement/prospectus of Old Line Bancshares, Inc. (“Old Line Bancshares”) and WSB Holdings, relating to the proposed merger of WSB Holdings with and into Old Line Bancshares, which joint proxy statement/prospectus is part of this Registration Statement on Form S-4 of Old Line Bancshares (the “Registration Statement”), and to the references to us and such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

RP® Financial, LC.

/s/ RP Financial, LC.

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